Exhibit 10.2
Thomas S. Liston Independent Contractor Agreement
     Independent Contractor Agreement (the “Agreement”) made and entered into as of April 1, 2005 by and between Thomas S. Liston, an independent contractor (“Contractor”), and eFunds Corporation, a Delaware corporation (the “Company”).
     WHEREAS, Contractor formerly served as the Company’s Chief Financial Officer pursuant to that certain Executive Employment Agreement, dated February 14, 2003 (the “Existing Agreement”), by and between the Company and Contractor;
     WHEREAS, the Employment Period under the Existing Agreement expired on March 31, 2005 (the “Expiration Date”), at which point Contractor retired from further employment with the Company; and
     WHEREAS, the Company wishes to retain Contractor as an Executive Consultant to the Chairman and CEO to consult with the executives of the Company on strategic issues pertaining to organizational structures and other administrative matters, external communications and investor relations following his retirement and Contractor has agreed to perform such duties for the term set forth herein.
     NOW, THEREFORE in consideration of the foregoing and the covenants and conditions hereinafter set forth, the Company and Contractor hereby agree as follows:
1. Services
     During the term of this Agreement, Contractor shall serve as an Executive Consultant to the Chairman and CEO and shall provide consulting services to the Company consistent with the duties described above, as the same may be more specifically defined from time to time by the Chief Executive Officer of the Company (the “CEO”).
2. Hours of Service
     It is expected that Contractor shall provide services to the Company approximately one day per week, plus attendance at meetings of the Board of Directors or other events if requested by the CEO. Services shall generally be rendered at the principal executive offices of the Company in Scottsdale, Arizona, except that Contractor shall generally participate via teleconference at executive meetings held during June, July, August and September.
3. Term

     (a) The initial term of this Agreement shall commence on April 1, 2005 and shall expire on December 31, 2005. Following the expiration of this initial term, this Agreement may be extended for successive one month renewal terms by agreement of the parties.
     Either the Company or Contractor may terminate this Agreement at any time for convenience. If this Agreement is so terminated, the Company shall pay Contractor any fees Contractor may have earned prior to such termination.
4. Payment for Services
     The Company shall pay Contractor $2,500 per day for the services to be performed by Contractor pursuant to this Agreement, such amount to be paid within 30 days of the end of each month during the term. The daily rate shall be paid in respect of any day in which Contractor performs services in person, participates in executive meetings via teleconference during the aforementioned summer months or is a party to any other teleconference(s) exceeding an aggregate of two hours during any given day (with the day rate being pro-rated, based on an eight hour working day, in respect of such other teleconferences). The Company shall also reimburse Contractor for any reasonable out-of-pocket expenses incurred by Contractor in performing services hereunder at a location other than the Company’s Scottsdale facility, including travel and entertainment expenses incurred in accordance with the Company’s executive travel policies. Out of pocket expenses of $25 or more will be supported by receipts. The Company’s obligation to reimburse Contractor for any proper out of pocket expenses incurred prior to any termination of this Agreement shall survive such termination.
5. Confidentiality and Ownership
     (a) Contractor recognizes and acknowledges that the Company possesses certain confidential information that constitutes a valuable, special and unique asset. As used herein, the term “confidential information” includes all information and materials belonging to, used by, or in the possession of the Company relating to its products, processes, services, technology, inventions, patents, ideas, contracts, financial information, developments, business strategies, pricing, current and prospective customers, marketing plans and trade secrets of every kind and character, but shall not include (a) information that was already within the public domain at the time the information is acquired by Contractor or (b) information that subsequently becomes public through no wrongful act or omission of Contractor. Contractor agrees that all of the confidential information is and shall continue to be the exclusive property of the Company, whether or not disclosed to Contractor. Contractor agrees to take all reasonable precautions to safeguard the confidentiality of such information.
     (b) All information, inventions and data, regardless of form, generated by Contractor in the performance of services under this Agreement is created as a work for hire and will be the sole property of the Company. In the event that the copyright or other intellectual property right in any data, inventions or information generated by Contractor in the performance of services under this Agreement does not automatically vest in the Company by law, Contractor hereby agrees to, and hereby does, assign to the Company all right, title and interest, worldwide, in and to such copyright or other intellectual property. Contractor further agrees that he will, at the expense of the Company for any out of pocket expenses incurred by Contractor in so doing, provide any reasonable assistance required by the Company in order to enable it to perfect such rights. Contractor agrees not to challenge the Company’s ownership of any such rights and not to take any position that is adverse to the Company’s interests therein.
     (c) In connection with any patentable inventions conceived or first actually reduced to practice in connection with this Agreement, Contractor will, at the expense of the Company for Contractor’s out of pocket expenses in rendering such assistance, furnish the Company with such information and assistance as is reasonably sufficient to enable the Company to file and prosecute patent applications thereon and will execute all documents incident to such filing and prosecution or necessary to vest the full right and title therein in the Company.
6. Return of Material
     Contractor agrees that upon termination of this Agreement, Contractor will return to the Company all drawings, blueprints, notes, memoranda, specifications, designs, writings, software, devices, documents and any other material containing or disclosing any confidential or proprietary information of the Company. Contractor will not retain any such materials. The Company agrees that upon any termination of this Agreement, the Company will return to Contractor any materials and information in its possession which belong to Contractor and that it will not retain any copies of such materials.
7. Warranties
     Contractor warrants that:
     (a) Contractor’s agreement to perform services pursuant to this Agreement does not violate any agreement or obligation between Contractor and a third party;
     (b) Any work product delivered to the Company by Contractor will not infringe any copyright, patent, trade secret or other proprietary right held by any third party; and
     (c) The services provided by Contractor hereunder shall be performed in a professional and workmanlike manner.
8. Relationship of Parties
     Contractor is an independent contractor of the Company. Nothing in this Agreement shall be construed as creating an employer-employee relationship or as a guarantee or promise, express or implied, of future employment. Contractor agrees to be responsible for any and all taxes owing to any governmental authority in respect of amounts paid to Contractor hereunder. Contractor shall not be eligible to participate in any benefit plans offered by the Company to its employees, including without limitation its health, welfare, incentive, PTO and retirement plans.
     The Company agrees to indemnify Contractor from and against any claims by third parties resulting from the performance of services hereunder as and to the same extent indemnification is available to its other officers. The provisions of this paragraph shall survive any termination of this Agreement.

9. No Solicitation
     Contractor agrees not to induce or attempt to influence, directly or indirectly, any employee of the Company to terminate his/her employment with the Company following any termination of this Agreement.
10. Miscellaneous
     (a) Attorneys’ Fees. Should either party hereto resort to legal proceedings in connection with this Agreement, the party prevailing in such legal proceedings shall be entitled, in addition to such other relief as may be granted, to recover from the non-prevailing party the reasonable attorneys’ fees and costs incurred by it in pursuing or defending such legal proceedings.
     (b) Governing Law; No Assignment. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its conflict of law principles. The services to be performed by Contractor hereunder are personal in nature and he may not assign this Agreement to any third party or delegate his duties hereunder.
     (c) Entire Agreement. This Agreement contains the entire agreement and understanding between the parties hereto and supersedes any prior or contemporaneous written or oral agreements, representations and warranties between them respecting the subject matter hereof.
     (d) Amendment. This Agreement may be amended only by a writing signed by Contractor and by a duly authorized representative of the Company.
     (e) Severability. If any term, provision, covenant or condition of this Agreement, or the application thereof to any person, place or circumstance, shall be held to be invalid, unenforceable or void, the remainder of this Agreement and such term, provision, covenant or condition as applied to other persons, places and circumstances shall remain in full force and effect.
     (f) Construction. The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement. The language in all parts of this Agreement shall be in all cases construed according to its fair meaning and not strictly for or against either party.
     (g) Rights Cumulative. The rights and remedies provided by this Agreement are cumulative, and the exercise of any given right or remedy by either party hereto shall not preclude or waive its right to exercise any or all of its other rights and remedies.
     (h) Nonwaiver. No failure or neglect of either party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of any other right, power or privilege or of the same right, power or privilege in any other instance. All waivers by either party hereto must be contained in a written instrument signed by the party to be charged with such waiver and, in the case of the Company, by an officer of the Company or other person duly authorized by the Company.

     (i) Notices. Any notice, request, consent or approval required or permitted to be given under this Agreement or pursuant to law shall be sufficient if given in writing, and if and when sent by certified or registered mail, with postage prepaid, to Contractor’s residence (as noted below), or to the Company’s principal office in Scottsdale, as the case may be.
     (j) Existing Option. The parties agree that the termination of the Employment Period under the Existing Agreement on the Expiration Date shall constitute the “Approved Retirement” of Contractor under that certain Option Agreement, dated April 1, 2003, and any unexercised portion of the option granted thereunder shall remain exercisable through March 31, 2006 at which point said option shall expire.
     (k) Disputes. EACH PARTY, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AS TO ANY ISSUE RELATING HERETO IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER MATTER INVOLVING THE PARTIES HERETO.

eFunds Corporation	Contractor:

By: /s/ Paul F. Walsh	By: /s/ Thomas S. Liston
(Signature)

Title: Chairman and CEO
Name: Thomas S. Liston
(Print)

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